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                                                                     EXHIBIT 14

                            THE J. M. SMUCKER COMPANY

                          POLICY ON ETHICS AND CONDUCT

         Ethics is one of our Company's Basic Beliefs and, as a Basic Belief, it is fundamental to our business. Ethical conduct is vital to ensure successful, sustained business relationships.

         Ethical conduct, however, involves more than simply obeying a set of rules. It means being "ethically fit" in the sense of being ready and able to make the ethical choice in a situation where there is no established rule and where none of the apparent choices are clearly right or wrong.

         The following policy statement attempts to detail specifics concerning the manner in which employees of the Company and its subsidiaries are expected to conduct themselves. In reading the policy, though, you should recognize that it cannot and does not cover every possible situation. Rather, it imposes on each employee the responsibility for making ethical choices. In many cases, those choices can be guided by a business variation on the Golden Rule - we should conduct ourselves at all times in a manner that is above criticism and that is consistent with what we would expect of others.

         In practical terms, this means that all laws applicable to the Company's business are to be strictly observed, and its affairs are to be conducted in keeping with the highest ethical and legal standards. Each Company employee should deal with suppliers, customers, and other persons in a manner that excludes any suggestion of personal advantage to the employee and that is consistent with the Company's responsibilities as a good corporate citizen.

         Please note that in this statement the term "employee" includes officers and both employee and nonemployee directors, as well as all other employees and managers in the Company and its subsidiaries. Each director, officer, and employee of the Company has the obligation and responsibility to follow both the spirit and the letter of this policy and to take the initiative to seek clarifications should there be any question as to how to avoid violations of the policy.

         If you believe that there may have been a violation of the policy, you should discuss the matter with your manager or supervisor. If you are not comfortable doing that or believe that doing so would not be effective, you should report your concerns to the general counsel. The general counsel will investigate all reports received and take appropriate action. If a violation of this policy has occurred, the Company will take such disciplinary action, including dismissal, as it deems appropriate. Reports to the general counsel may be made in writing, by phone, or in person. Concerns may be reported anonymously by using the Company's toll free number, 800-553-0951 and requesting extension 3890. The

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Company forbids retaliation against employees who report violations of this policy in good faith.

                            I. CONFLICTS OF INTEREST

         The term "conflict of interest" describes any circumstance that could cast doubt on an employee's ability to act with total objectivity with regard to the Company's interests. Consequently, employees, and members of their immediate families, are expected to avoid any arrangement that could in any way improperly affect the employee's judgment on behalf of the Company. Also to be avoided are any actions that might place the employee under obligations that could interfere with the duty to represent the Company at all times to the best of the employee's ability.

         Sometimes conflicts of interest will develop accidentally or unexpectedly. If this happens, the employee should report the matter directly to his or her supervisor or to the general counsel. Usually these problems can be resolved if they are handled quickly and openly.

         Although the following list is not exhaustive, it does provide specific examples of the conflict situations that are prohibited:

         A. No employee or member of the employee's immediate family may use or attempt to use the employee's Company position for personal gain.

         B. No employee may engage in outside employment or consulting work if such work encroaches upon the employee's performance as a full-time Company employee or is directly or indirectly in competition or conflict with Company business.

         C. No employee may own or acquire property or other business interests if their value is likely to be affected by any action of the Company.

         D. No employee may divert to himself or to herself or to others any business opportunity in which the Company is interested or in which it might be interested if the opportunity were fairly presented to it.

         Other specific areas in which conflict of interest problems can arise are discussed in the following two sections.

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                  II. INTERESTS IN CUSTOMERS, COMPETITORS, AND
                                    SUPPLIERS

         A. No employee or member of the employee's immediate family may hold a material interest in any customer, competitor, supplier, contractor, subcontractor, or other entity with which the Company does business unless such interest is disclosed in writing to the Company's executive committee, and it is determined by that committee that the employee's duties will not require the employee to make decisions that could be influenced by such interest. For the purposes of this policy, an ownership interest, through stock or otherwise, of more than 1% is considered to be material.

         B. No employee or member of the employee's immediate family may make a loan to or receive a loan from (i) any customer, competitor, or supplier with which the Company does business; or (ii) any director, officer, or employee of any such entity. Transactions with financial institutions on normal and usual business terms are excluded from this prohibition.

         C. No employee may serve as a director or officer of a customer, supplier, or other entity with which the Company does business without prior written approval of the executive committee (or if such employee is a member of the executive committee, the approval of the Company's board of directors). Serving as a director or officer of, or consultant to, a competitor of the Company is strictly prohibited.

                     III. GIFTS, FAVORS, AND ENTERTAINMENT;
                               COMMERCIAL BRIBERY

         Employees and members of their immediate families are expected to avoid involvements or situations that could interfere, or appear to interfere, with the impartial discharge of the employee's duties. The following specific rules are not necessarily inclusive of all situations that might arise. In all cases, the exercise of good judgment and common sense by the employee or family member is paramount.

         A. No employee or member of the employee's immediate family may accept gifts from a supplier, customer, or other entity with which the Company does business where such gifts are of more than nominal value.

         B. No employee or member of the employee's immediate family may accept entertainment from any supplier, customer, or other entity with which the Company does business that goes beyond the common courtesies generally and normally acceptable as appropriate ethical business practices, either in scope or in costs.

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         C. Employees also must avoid conduct that could interfere, or appear to interfere, with the impartial discharge by a customer's or supplier's employee of his or her duties. Such conduct is unethical and may be illegal. Except as provided below, no employee or member of the employee's immediate family shall make any payment to, or give or offer to give, any gift or other item of value, either directly or indirectly, to any supplier, customer, or other entity with which the Company does business, or to any officer, director, or employee of any such entity. Gifts or entertainment may be given or provided to representatives of customers or potential customers only if they meet ALL of the following criteria:

         (1) the gift or entertainment is of such limited value that it cannot be construed as a bribe, payoff, or other improper attempt to procure business by any reasonable person applying normal, generally accepted standards of business ethics;

         (2) the gift or entertainment is legal;

         (3) public disclosure of such gift or entertainment would not embarrass the Company;

         (4) the gift or entertainment does not involve the transfer of cash or cash equivalents; and

         (5) the employee has determined, after reasonable investigation, that acceptance of the gift or entertainment will not violate any rule or policy of the customer.

         D. Secret commissions, discounts, compensation, or other payments to or from customers, suppliers, and all other entities with which the Company does business are strictly prohibited. The following special rules relating to payments also should be observed:

         (1) sales discounts are to be paid by credit to the customer's account or, where this is not practical, by Company check made payable to the customer only, in its firm name;

         (2) commissions or fee arrangements should be in writing and are to be made only with persons or firms serving as bona fide sales representatives;

         (3) any commission or fee to be paid to an agent for assistance in securing orders or for after-sales services must be reasonable in amount and consistent with normal practices for the industry involved and for the services rendered; and

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         (4) payments to an agent should never be in cash, but only by Company check made payable to the agent.

                              IV. LEGAL COMPLIANCE

         As stated at the beginning of this policy statement, the Company expects its employees to conduct themselves on behalf of the Company according to the highest ethical AND legal standards. It is essential, both for the good of the Company and the individual employee, that there be strict compliance with all laws affecting the Company and its activities.

         Set forth below are brief summaries of the legal requirements in particular areas. Depending on your responsibilities, there may be other requirements that are relevant to your job. You are encouraged to discuss any questions you may have concerning legal requirements either with your supervisor or with a member of the legal department. Employees also are expected to be familiar with and to comply with the provisions of the Company's corporate compliance guide.

         For employees at locations outside the United States, some of the specific legal requirements discussed here and in the compliance guidelines may not be directly applicable. Those employees, however, are still responsible for complying with all laws applicable to their locations and operations. Any questions concerning the legal requirements in a non-U.S. location should be directed to the legal department.

A. ANTITRUST LAWS

         As mentioned, it is not the purpose of this policy statement to go into detail with regard to either domestic or foreign trade practices and antitrust laws. In general, though, the principles set forth below should be kept in mind.

         (1) Agreements or understandings with competitors to limit or restrict competition on matters such as prices, terms or conditions of sale, production, distribution, territories, or customers are both generally bad business practices and unlawful. Such practices are strictly prohibited.

         (2) Contracts or other arrangements with customers or suppliers that involve exclusive dealing, tie-in sales, or other restrictive practices, or that may result in differences in price or other terms of sale between customers, including quantity discounts, may be unlawful and should not be entered into without prior review by the legal department.

         (3) The antitrust laws are complex and their requirements can be confusing. It is particularly important in this area, therefore, that the advice of the

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legal department be sought prior to implementing any arrangement about which there could be a question.

B. USE OF CONFIDENTIAL INFORMATION - SECURITIES LAWS

         One of the purposes of the federal securities laws is to prevent employees from using information not generally available to the public to make a profit through trading in the Company's common shares. Violation of these laws can result in civil and criminal penalties for both the employee and the Company. Accordingly, any employee who has access to information about the Company or its activities that is not generally available to the public is prohibited from profiting from or otherwise taking advantage of that information. Employees are specifically prohibited from:

         (1) trading in the common shares of the Company while in the possession of nonpublic information concerning the Company that might affect the price of the shares if generally known;

         (2) trading in the stock of another corporation on the basis of nonpublic information concerning a current or proposed transaction or relationship between the Company and that corporation;

         (3) trading in the Company's common shares at any time when a "trading ban" issued by the corporate secretary of the Company is in effect; and

         (4) disclosing any nonpublic information concerning the Company or its business to others who might engage in stock transactions based on it.

         Among the types of information that employees need to be careful with is anything relating to significant new products or discoveries, sales and earnings figures, major contracts, plans for stock splits or stock repurchases, and acquisitions and mergers.

         If you have any questions about these rules or if you wish to discuss a proposed transaction, please contact the corporate secretary of the Company. Officers and directors should take special note that more stringent trading restrictions apply to them, and they should not engage in transactions involving the Company's stock without first reviewing the matter with the corporate secretary.

C. POLITICAL ACTIVITY; BRIBERY

         The Company encourages its employees to participate on their own time in such political activities as they desire. A decision to contribute personal time or money must be purely voluntary, however, and the rules set forth below must be observed with regard to the Company's involvement.

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         (1) It is illegal for a corporation to contribute services (except through a political action committee) or corporate funds for partisan political purposes anywhere in the United States. Accordingly, Company funds are not to be expended for any political candidate or party activity, nor may any employee's individual contributions be reimbursed out of Company funds. Company involvement in lobbying activities or in nonpartisan, issue campaigns must be reviewed in advance with the legal department and approved at corporate headquarters.

         (2) While political contributions of corporate funds or services are not illegal in many foreign countries (and in fact may be both legal and customary) they are generally against Company policy. No such contributions may be made by or on behalf of the Company without the prior approval of the legal department.

         (3) Neither the Company, nor an employee on his or her own behalf or on the Company's behalf, shall offer or provide any payment, gift, or other item of value, either directly or indirectly, to any official or employee of any government (whether domestic or foreign) or to any political leader or party in exchange for or in an attempt to procure governmental action favorable to the Company.

         (4) Neither the Company, nor an employee on his or her own behalf or on the Company's behalf, shall make any payment or gift or otherwise give anything of value to any government or governmental agency to procure or attempt to procure government business. This prohibition includes, without limitation, consulting or other fees to third parties where there is reason to believe that all or part of such fees will be distributed to, or for the benefit of, governmental officials to procure business or other action favorable to the Company.

         (5) The Company recognizes that in some foreign countries governmental clerical personnel (such as immigration, customs, and licensing personnel) will not perform their normal functions unless they are paid additional compensation to do so. Such payments may be made, in foreign countries only, provided that they are nominal in amount, are consistent with local custom, and are recorded accurately on the official books and records of the Company.

D. COMPANY BOOKS AND RECORDS

         Federal securities laws require all public companies to disclose complete and accurate financial information regularly. Implicit in this obligation is the requirement that the Company's financial statements be complete and not misleading in any material respect.

         The Company prepares consolidated financial statements and related information on a quarterly and annual basis for release to the general public.

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The management of the Company is primarily responsible for the integrity of financial information and for ensuring that all disclosures in reports filed with the SEC and other public communications are full, fair, accurate, and timely and that such disclosures are not misstated due to fraud or error.

         Each officer or other employee with access to, or responsibility for, accounting or financial information relating to the Company shall promptly bring to the attention either of the general counsel or the manager of internal audit any information he or she may have concerning the following: (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize, and report financial data accurately; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

         Each employee is responsible for safeguarding the Company's assets and for ensuring that the corporate books and records are accurate and fairly reflect the transactions of the Company.

E. COMPANY ASSETS, COMPUTERS, E-MAIL AND RELATED TECHNOLOGY

         It is the common responsibility of all employees to ensure that the technology made available by the Company is used in a manner consistent with all Company policies. Licensed or purchased computer software is not to be copied without authorization of the licensor and the Company. All assets, systems and equipment are and shall remain the sole property of the Company.

         Employees may not use technology provided by the Company for any communications, incoming or outgoing, of an illegal, offensive, discriminatory, harassing, threatening, or obscene nature. Solicitation of non-Company business or any use of the Company's systems or equipment (e.g., the Internet or e-mail) for personal gain is prohibited.

         Employees do not have, and should not expect to have, any right to privacy concerning what is contained in or passes through the Company's computers or systems, including e-mail, voice mail, telephone, and Internet connections. The Company may access software, files, documents, or communications stored on its property or in its systems, including personal computers, to assure proper use and to prevent security violations.

F. POSITIVE WORK ENVIRONMENT

         The Company has an anti-harassment policy committed to providing a positive work environment for all of its employees. Any type of harassment, whether of a racial, sexual, ethnic, or other nature, is absolutely prohibited. The

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Company actively enforces its policy against harassment and employees are encouraged to review that policy in detail. The policy applies to all conduct on the Company's premises and to all conduct off the Company's premises that affects an employee's work environment. It applies not only to relationships with and conduct toward other employees; it also applies to how employees conduct themselves with respect to representatives of suppliers, customers, and others with whom the Company has business relations. The Company considers violation of the policy to be a serious offense that will lead to discipline, up to and including discharge.

         Harassment comes in many forms and may be physical, verbal, mental, or emotional. Generally, it is any conduct directed towards another person that, when viewed by a reasonable person, would or could be perceived as objectionable. Harassment includes creating a hostile work environment or permitting one to exist.

         An employee will not suffer adverse employment consequences from making or taking part in the investigation of a good faith complaint concerning harassment. Any form of retaliation, including, but not limited to, derogatory comments, is strictly against Company policy.

G.       WAIVERS AND ACCOUNTABILITY

         Any changes to this policy and any waivers of this policy for or on behalf of any director, executive officer, or senior financial officer of the Company must be approved by the Company's board, or by a committee of the board, to which authority to issue such waivers has been delegated by the board. Any such waivers will be promptly disclosed to the public, as required by applicable law. Waivers of this policy for any other employee may be made only by an authorized officer of the Company.

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I have received and studied the Policy on Ethics and Conduct of The J. M.
Smucker Company. This policy applies to the employees, officers, and directors of the Company and each of its subsidiaries. I understand its requirements and I know of no violations at this time that have not been reported to or discussed with either my supervisor, an officer, or a member of the human resource or legal departments.

Employee (Signature) _________________________________________

Employee (Printed) ___________________________________________

Location _____________________________________________________

Date _________________________________________________________

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